Exhibit 99.1

Continental Resources Announces Resignation of President and Chief Operating Officer

OKLAHOMA CITY, September 11, 2014 /PRNewswire/ — Continental Resources, Inc. (“Continental” or the “Company”) (NYSE: CLR) announced today that W.F. “Rick” Bott, President and Chief Operating Officer, resigned to pursue other opportunities. His duties will be absorbed by senior management.

Continental Chairman and Chief Executive Officer Harold G. Hamm said, “We are grateful for his professional contributions and wish Rick the very best.”

Continental is ahead of its 5-year plan to triple production and proved reserves from 2012 to 2017 and maintains its leadership position as the largest oil producer in the Rockies, the Bakken and the SCOOP play.

“CLR continues its industry leading, oil-concentrated growth and the depth of our bench lends itself to an expansion in the operating management of the Company,’ Mr. Hamm said. “Continental continues on the dynamic path that we have followed for nearly half a century, and the best is yet to come.”

About Continental Resources

Continental Resources (NYSE: CLR) is a Top 10 independent oil producer in the United States. Based in Oklahoma City, Continental is the largest leaseholder and producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has significant positions in Oklahoma, including its recently discovered SCOOP play and the Northwest Cana play. With a focus on the exploration and production of oil, Continental is on a mission to unlock the technology and resources vital to American energy independence. In 2014, the Company will celebrate 47 years of operation. For more information, please visit www.CLR.com.

Investor Contact: John J. Kilgallon Vice President, Investor Relations 405-234-9330 John.Kilgallon@CLR.com	Media Contact: Kristin Miskovsky Vice President, Public Relations 405-234-9480 Kristin.Miskovsky@CLR.com

SOURCE Continental Resources